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                                                                                   EXHIBIT 11

                               THE MAY DEPARTMENT STORES COMPANY
                             COMPUTATION OF NET EARNINGS PER SHARE
                       FOR THE THREE FISCAL YEARS ENDED JANUARY 28, 1995

(millions, except per share)                                1994        1993        1992

Net earnings                                              $    782    $    711    $    603
ESOP Preferred Dividends, net of tax
   benefit on unallocated shares                               (19)        (19)        (18)
Dividend requirements on redeemable
   preferred stock                                               -           -           -

Net earnings available for
   common shareowners                                     $    763    $    692    $    585

Average common shares outstanding                            248.4       248.4       247.5

Net earnings per share                                    $   3.07    $   2.79    $   2.36

Primary Computation

Net earnings available for
   common shareowners                                     $    763    $    692    $    585
Net earnings adjustment for
   dividend equivalents                                          1           1           1

Adjusted net earnings                                     $    764    $    693    $    586

Average common shares outstanding                            248.4       248.4       247.5
Common share equivalents under stock
   option and deferred compensation plans,
   based upon the treasury stock method                        1.2         1.5         1.3

Average common and common equivalent shares                  249.6       249.9       248.8

Primary earnings per share                                $   3.06    $   2.77    $   2.35

Fully Diluted Computation

Adjusted net earnings                                     $    764    $    693    $    586
Impact of assumed conversion of
   ESOP Preference Shares                                       10           9          13

Adjusted net earnings                                     $    774    $    702    $    599

Average common and common equivalent shares                  249.6       249.9       248.8
Additional common stock equivalents
   attributable to application of the
   treasury stock method                                         -         0.1         0.7
Assumed conversion of ESOP
   Preference Shares                                          15.3        15.5        15.8

Average common and common equivalent shares,
   assuming full dilution                                    264.9       265.5       265.3

Fully diluted earnings per share                          $   2.92    $   2.65    $   2.26
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